Exhibit 10(cc)

TENET HEALTHCARE CORPORATION TENTH AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN As Amended and Restated Effective as of April 1, 2018

TENET HEALTHCARE CORPORATION
TENTH AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
TABLE OF CONTENTS

(i)

2.33	Five Percent Owner	9
2.34	Good Reason	9
2.35	Human Resources Committee	10
2.36	Initial Election Period	10
2.37	Key Employee	10
2.38	Normal Retirement	11
2.39	Normal Retirement Age	11
2.40	Normal Retirement Benefit	11
2.41	Normal Retirement Date	11
2.42	One Percent Owner	11
2.43	Participant	11
2.44	Plan Administrator	11
2.45	Plan Year	11
2.46	Prior Service Credit Percentage	11
2.47	Retirement Benefit	12
2.48	Retirement Plans	12
2.49	Retirement Benefit Plans Adjustment Factor	12
2.50	RPAC	13
2.51	SERP	13
2.52	Severance Plan	13
2.53	Surviving Spouse	13
2.54	Termination of Employment	13
2.55	Termination Without Cause	14
2.56	Trust	14
2.57	Trustee	14
2.58	Year	14
2.59	Year of Service	14
ARTICLE III ELIGIBILITY AND PARTICIPATION		15
3.1	Determination of Eligibility	15
3.2	Early Retirement Election	15
3.3	Loss of Eligibility Status	15
3.4	Initial ERA Participation	15
3.5	Subsequent ERA Participation	15
3.6	Initial AMI SERP Participation	16
ARTICLE IV RETIREMENT BENEFITS		17
4.1	Normal Retirement Benefit	17
4.2	Early Retirement Benefit	18
4.3	Vesting of Retirement Benefit	19
4.4	Deferred Vested Retirement Benefit	19
4.5	Deferral of Distributions	21
4.6	Duration of Benefit Payment	21
4.7	Recipients of Benefit Payments	21
4.8	Disability	22

(ii)

4.9	Change of Control	23
4.10	Golden Parachute Limitation	24
4.11	Executive Severance Plan	24
4.12	Impact of Reemployment on Benefits	25
ARTICLE V PAYMENT		26
5.1	Commencement of Payments	26
5.2	Withholding; Unemployment Taxes	26
5.3	Recipients of Payments	26
5.4	No Other Benefits	26
5.5	No Lump Sum Form of Payment	26
ARTICLE VI PAYMENT LIMITATIONS		27
6.1	Spousal Claims	27
6.2	Legal Disability	27
6.3	Assignment.	27
ARTICLE VII ADMINISTRATION OF THE PLAN		29
7.1	The RPAC	29
7.2	Powers of the RPAC	29
7.3	Appointment of Plan Administrator	29
7.4	Duties of Plan Administrator	29
7.5	Indemnification of the RPAC and Plan Administrator	30
7.6	Claims for Benefits	31
7.7	Arbitration	37
7.8	Receipt and Release of Necessary Information.	38
7.9	Overpayment and Underpayment of Benefits	38
7.10	Change of Control	38
ARTICLE VIII AMENDMENT AND TERMINATION OF THE PLAN		40
8.1	Continuation	40
8.2	Amendment of SERP	40
8.3	Termination of SERP	40
8.4	Termination of Affiliate’s Participation	41
ARTICLE IX CONDITIONS RELATED TO BENEFITS		42
9.1	No Right to Assets	42
9.2	No Employment Rights	42
9.3	Indebtedness	42
9.4	Conditions Precedent	43
ARTICLE X MISCELLANEOUS		44
10.1	Gender and Number	44
10.2	Notice	44
10.3	Validity	44
10.4	Applicable Law	44
10.5	Successors in Interest	44
10.6	No Representation on Tax Matters	44
10.7	Provisions Binding	44

(iii)

EXHIBIT A1 TENET HEALTHCARE CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT FOR PARTICIPANTS NAMED ON AND AFTER AUGUST 3, 2011- AMI SERP BENEFITS	A1-1
EXHIBIT A2 TENET HEALTHCARE CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT FOR PARTICIPANTS NAMED ON AND AFTER AUGUST 3, 2011	A2-1
EXHIBIT B UPDATE TO TENET HEALTHCARE CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT WITH PARTICIPANT	B-1

(iv)

TENET HEALTHCARE CORPORATION
TENTH AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE I
PREAMBLE AND PURPOSE
1.1    Preamble. Tenet Healthcare Corporation (the "Company") adopted the Supplemental Executive Retirement Plan (the "SERP") effective November 1, 1984 to attract, retain, motivate and provide financial security to highly compensated or management employees (the "Participants") who render valuable services to the Company and its "Subsidiaries," as defined in Article II. The SERP was amended on various occasions and most recently amended and restated effective as of May 9, 2012, to make certain changes relating to a Change of Control and other termination event provisions
Effective November 6, 2013 the SERP was amended and restated to delegate authority to determine the employees eligible to participate in the SERP and clarify that the modifications made to the Retirement Benefit Plans Adjustment Factor apply in calculating a Participant’s benefit irrespective of a Change of Control.
Effective May 7, 2014, the Compensation Committee froze participation in the SERP, meaning no new employees may become participants in the SERP on and after such date.
Effective August 28, 2014 the Retirement Plans Administrative Committee (“RPAC”) issued an administrative clarification regarding the determination of Final Average Earnings under the SERP when a participant continues employment past age sixty-five (65).
Effective March 2, 2015 the RPAC amended the SERP to delegate to the Senior Vice President, Human Resources and the Plan Administrator the authority to determine if and when earnings paid by an Affiliate who has not adopted the SERP as an Employer will be treated as Earnings for purposes of calculating Final Average Earnings under the SERP;
The RPAC amended and restated the SERP generally effective November 30, 2015, to (i) reflect that the SERP is closed to new Participants effective May 7, 2014, (ii) document the RPAC’s prior administrative clarification that Final Average Earnings continue to accrue in accordance with the terms of the SERP in the event a participant continues working past age sixty-five (65), (iii) incorporate the March 2, 2015 amendment providing that the Senior Vice President, Human Resources and Plan Administrator have the authority to determine if and when earnings paid by an Affiliate who has not adopted the SERP as an Employer will be treated as Earnings for purposes of calculating Final Average Earnings under the SERP, (iv) delegate to the Senior Vice President, Human Resources and the Plan Administrator the authority to provide continued age and service credit for any Participant who transfers to an Affiliate who has not adopted the SERP as an Employer without the need for adoption of the SERP by such Affiliate, and (v) reflect that the name of the Compensation Committee has changed to the “Human Resources Committee.” This amended and restated SERP was known as the Tenet Healthcare Corporation Ninth Amended and Restated Supplemental Executive Retirement Plan.

By this instrument the RPAC desires to amend and restate the SERP effective April 1, 2018 to comply with the new ERISA regulations regarding Disability claims and make certain other administrative clarifications. This amended and restated SERP will be known as the Tenet Healthcare Corporation Tenth Amended and Restated Supplemental Executive Retirement Plan.
The Company or its Subsidiaries may adopt one or more domestic trusts to serve as a possible source of funds for the payment of benefit under this SERP.
1.2    Purpose. It is intended that this SERP will not constitute a "qualified plan" subject to the limitations of section 401(a) of the Code, nor will it constitute a "funded plan," for purposes of such requirements. It also is intended that this SERP will be exempt from the participation and vesting requirements of Part 2 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II
DEFINITIONS
When a word or phrase appears in this SERP with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Article II. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Article II, unless a different meaning is required by the context in which the word or phrase is used.
2.1    Actuarial Equivalent or Actuarial Equivalence means an amount equal in value to the aggregate amounts to be received under different forms of and/or times of payment, as determined by the SERP actuary, calculated using factors based on six percent (6%) interest and a fifty/fifty (50/50) blend of the RP-2000 sex distinct mortality tables. Actuarial Equivalent factors will be used for calculating Retirement Benefit amounts to be received under different times and/or forms of payment, for converting different forms and times of payment of Retirement Benefits and for determining the present value of Retirement Benefits.
2.2    Acquisition refers to a company of which substantially all of its assets or a majority of its capital stock are acquired by, or which is merged with or into, the Company or an Affiliate.
2.3    Affiliate means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company; provided, however, that for purposes of determining if an entity is an Affiliate under sections 414(b) or (c) of the Code ownership will be determined based on an ownership percentage of greater than fifty percent (50%):
2.4    Agreement means a written agreement substantially in the form of Exhibit A between the Company and a Participant. Each Agreement will form a part of the SERP with respect to the affected Participant. Once a Participant enters into an Agreement, such Agreement may be updated by the Company to reflect changes in the SERP made by the Company. Any such update will be attached to and form a part of the Participant’s Agreement. In addition, any section references in such Agreement that change due to future amendments of the SERP will be deemed to be updated to reflect the revised Section number.
2.5    Alternate Payee means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a DRO as having a right to receive all, or a portion of, the benefits payable under the SERP with respect to such Participant.
2.6    AMI SERP means the American Medical International Inc. Supplemental Executive Retirement Plan or any successor or substitute for such plan.
2.7    Board means the Board of Directors of the Company.
2.8    Bonus means any annual cash award paid under the Company's annual incentive plan.
2.9    Cause has the meaning set forth in the Executive Severance Plan.
2.10    Change of Control has the meaning set forth in the Executive Severance Plan.

2.11    Code means the Internal Revenue Code of 1986, as amended, and the regulations and rulings issued thereunder.
2.12    Company means Tenet Healthcare Corporation.
2.13    Date of Employment means the date on which a person began to perform services directly for the Employer as a result of an Acquisition or becoming an employee. In the event of an Acquisition, the Date of Employment may mean the date on which a person began to perform services directly for the acquired entity as provided in the Participant’s offer letter or other communication.
2.14    Date of Enrollment means the date on or after June 1, 1984 on which an Eligible Employee first became a Participant in the SERP, provided that any Eligible Employee who becomes a Participant before June 1, 1984 will be deemed to have a Date of Enrollment of the later of the Participant’s Date of Employment or June 1, 1984.
2.15    Deferred Vested Retirement Benefit means the benefit payable pursuant to Section 4.4.
2.16    Disability means the inability of a Participant to engage in any substantial gainful activity by reason of a mental or physical impairment expected to result in death or last for at least twelve (12) months, or the Participant, because of such a condition, is receiving income replacement benefits for at least three (3) months under an accident or health plan covering the Employer’s employees.
2.17    Disability Retirement Benefit means the benefit payable pursuant to Section 4.8.
2.18    DRO means a domestic relations order that is a judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is rendered under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law) and that:

(a)
Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the SERP;

(b)	Does not require the SERP to provide any type or form of benefit, or any option, not otherwise provided under the SERP;

(c)	Does not require the SERP to provide increased benefits (determined on the basis of actuarial value);

(d)	Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a DRO; and

(e)
Clearly specifies: (i) the name and last known mailing address of the Participant and of each Alternate Payee covered by the DRO; (ii) the amount or percentage of the Participant’s benefits to be paid by the SERP to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; (iii) the number of payments or payment periods to which such order applies; and (iv) that it is applicable with respect to this SERP.
2.19    Early Retirement means any Termination of Employment during the life of a Participant before the attainment of Normal Retirement Age and after attaining Early Retirement Age.
2.20    Early Retirement Age means the date the Participant attains age fifty-five (55) and has completed ten (10) Years of Service or attains age sixty-two (62) with no minimum Years of Service. To the extent provided by the Senior Vice President, Human Resources or Plan Administrator, a Participant will continue to be credited with age and Years of Service for employment with an Affiliate who has not adopted the SERP as an Employer.
For Eligible Employees who become Participants before August 3, 2011, a Participant will be credited with age and Years of Service during his severance period under the Severance Plan in effect as of the date in which the Participant commences participation in this SERP for purposes of determining if he satisfies the age and service conditions for Early Retirement Age as of the date of his Termination of Employment; provided, however, that, except as provided in Section 4.9(b), payment of Early Retirement Benefits under this SERP will not commence until the Participant has actually attained the requisite age and service conditions (e.g., if the Participant who timely elected an Early Retirement Age of age fifty-five (55) and ten (10) Years of Service will satisfy such conditions during the Severance Period, he will be deemed to have satisfied such conditions as of his Termination of Employment but his Early Retirement Benefits will not commence until he actually attains age fifty-five (55) and completed ten (10) Years of Service). Furthermore, if after the date the Participant commences participation in this SERP, the applicable Severance Plan is amended to modify the severance period, such modification will not apply to the Participant for purposes of determining his Early Retirement Age under this SERP. As provided in Sections 3.2 and 4.2(b), a Participant will elect during the Initial Election Period which definition of Early Retirement Age will apply to him under the SERP. If the Participant fails to make such election, the Participant will be deemed to have elected age sixty-two (62) as his Early Retirement Age under the SERP. The additional age and service crediting for this severance period under the Severance Plan will not apply to any Eligible Employee who becomes a Participant on or after August 3, 2011.
2.21    Early Retirement Benefit means the benefit payable pursuant to Section 4.2.
2.22    Earnings means the base salary and any Bonus paid by the Employer or, to the extent determined by the Senior Vice President, Human Resources or the Plan Administrator, an Affiliate, to such Participant, but will exclude car and other allowances and other cash and non-cash compensation. The determination of Earnings will continue past Normal Retirement Age for a Participant who works beyond such date until the Participant’s Termination of Employment as provided in the definition of Final Average Earnings.
2.23    Effective Date means April 1, 2018, except as specifically provided otherwise herein.
2.24    Eligible Children means all natural or adopted children of a Participant under the age of twenty-one (21), including any child conceived before the death of a Participant.
2.25    Eligible Employee means an Employee who is employed in a position designated as eligible to participate in this SERP by the Senior Vice President, Human Resources or the Plan

Administrator and approved by the Board or who satisfied the definition of Eligible Employee under the terms of a prior SERP document and who is not a Participant in the ERA. Effective on and after May 7, 2014 no additional Eligible Employees may become Participants in the SERP.
2.26    Employee means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee. The term "Employee" will not include any person who is employed by the Employer in the capacity of an independent contractor, an agent or a leased employee even if such person is determined by the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction to be a common law employee of the Employer.
2.27    Employer means the Company and each Affiliate who with the consent of the Senior Vice President, Human Resources or Plan Administrator has adopted the SERP as a participating employer. An Affiliate may evidence its adoption of the SERP either by a formal action of its governing body or by taking other administrative actions with respect to this SERP on behalf of its Eligible Employees. An entity will cease to be an Employer as of the date such entity ceases to be an Affiliate or the date specified by the Company.
2.28    Employment means any continuous period during which an Eligible Employee is actively engaged in performing services for the Employer or, to the extent determined by the Senior Vice President, Human Resources or the Plan Administrator, an Affiliate, plus the term of any leave of absence approved by the Employer or such Affiliate.
2.29    ERA means the Tenet Executive Retirement Account as amended from time to time.
2.30    ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.
2.31    Executive Severance Plan or ESP means the Tenet Executive Severance Plan, as amended from time to time.
2.32    Final Average Earnings means the Participant’s highest average monthly Earnings for any sixty (60) consecutive months during the ten (10) years, or actual Employment period if less, preceding Termination of Employment. The determination of Final Average Earnings will continue past Normal Retirement Age for a Participant who works beyond such date until the Participant’s Termination of Employment; provided, however, that with respect to those Participants who joined the Tenet SERP before August 3, 2011, the determination of Final Average Earnings will continue after their Termination of Employment and during their severance period, if any, under the Executive Severance Plan. Effective on and after March 2, 2015, the Senior Vice President, Human Resources and the Plan Administrator have the authority to determine if and when earnings paid by an Affiliate who has not adopted the SERP will be treated as Earnings for purposes of calculating Final Average Earnings under the SERP.
2.33    Five Percent Owner means any person who own (or is considered as owning within the meaning of section 318 of the Code (as modified by section 416(i)(1)(B)(iii) of the Code)) more than five percent (5%) of the outstanding stock of the Company, or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.
2.34    Good Reason has the meaning set forth in the Executive Severance Plan.
2.35    Human Resources Committee means the Human Resources Committee of the Board (including any predecessor or successor to such committee in name or form) which has the authority to amend and terminate the SERP as provided in Article VIII.
2.36    Initial Election Period the thirty (30) day period immediately following the Participant’s Date of Enrollment during which a Participant may elect the time at which to receive a distribution of Early Retirement Benefits pursuant to Section 4.2(b).
2.37    Key Employee means any employee or former employee including any deceased employee who at any time during the Plan Year was:

(a)
an officer of the Company or an Affiliate having compensation of greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002) (such limit is one hundred seventy thousand dollars ($170,000) for 2015);

(b)	a Five Percent Owner; or

(c)	One Percent Owner having compensation of more than one hundred fifty thousand dollars ($150,000).
For purposes of the preceding paragraphs, the Company has elected to determine the compensation of an officer or One Percent Owner in accordance with section 1.415(c)-. 2(d)(4) of the Treasury Regulations (i.e., W-2 wages plus amounts that would be includible in wages except for an election under section 125(a) of the Code (regarding cafeteria plan elections) under section 132(f) of the Code (regarding qualified transportation fringe benefits) or section 402(e)(3) of the Code (regarding section 401(k) plan deferrals)) without regard to the special timing rules and special rules set forth, respectively, in sections 1.415(c)-2(e) and 2(g) of the Treasury Regulations.
The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).
The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an employee or former employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.37(a), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.37(a), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which employees or former employees are officers will be determined based on who had the largest annual compensation from the Company and its Affiliates for the Plan Year. For the avoidance of doubt, for purposes of this Section 2.37 the controlled group rules under sections 414(b) and (c) of the Code will be applied based on the normal ownership percentage of greater than eighty percent (80%) rather than the fifty percent (50%) standard used in the definition of Affiliate.
2.38    Normal Retirement means any Termination of Employment during the life of a Participant on or after attaining Normal Retirement Age. To the extent a Participant continues Employment beyond Normal Retirement Age, he will continue to be credited with Earnings pursuant to the terms of the SERP.
2.39    Normal Retirement Age means the date on which the Participant attains age sixty-five (65) while employed by the Employer, or to the extent provided by the Senior Vice President, Human Resources or Plan Administrator, an Affiliate who has not adopted the SERP as an Employer.
2.40    Normal Retirement Benefit means the benefit payable pursuant to Section 4.1.
2.41    Normal Retirement Date means the first day of the calendar month following the Participant’s attainment of Normal Retirement Age.
2.42    One Percent Owner means any person who would be described in Section 2.37 if "one percent (1%)" were substituted for "five percent (5%)" each place where it appears therein.
2.43    Participant means any Eligible Employee selected to participate in this SERP by the Senior Vice President, Human Resources or the Plan Administrator, each in its sole and absolute discretion, or an Eligible Employee who satisfied the definition of Participant under the terms of a prior SERP document and who, in each case, has entered into an Agreement and whose participation has not terminated.
2.44    Plan Administrator means the individual or entity appointed by the RPAC to handle the day-to-day administration of the SERP, including but not limited to, determining the eligibility of an Eligible Employee to be a Participant, the amount of a Participant’s benefits and complying with all applicable reporting and disclosure obligations imposed on the SERP. If the RPAC does not appoint an individual or entity as Plan Administrator, the RPAC will serve as the Plan Administrator.
2.45    Plan Year means the fiscal year of this SERP, which will begin on January 1 each year and end on December 31 of such year.
2.46    Prior Service Credit Percentage means the percentage to be applied to a Participant’s Years of Service with the Employer before his Date of Enrollment in the SERP, in accordance with the following formula:

Years of Service After Date of Enrollment	Prior Service Credit Percentage
During 1st year	25
During 2nd year	35
During 3rd year	45
During 4th year	55
During 5th year	75
After 5th year	100

In the event of the death or Disability of a Participant while an employee at any age or the Normal Retirement or Early Retirement of a Participant after age sixty (60), the Participant’s Prior Service Credit Percentage will be one hundred (100).
2.47    Retirement Benefit means an Early Retirement Benefit, Normal Retirement Benefit, Disability Retirement Benefit, or Deferred Vested Retirement Benefit payable pursuant to Article IV.
2.48    Retirement Plans means a qualified or nonqualified defined contribution plan, other than the ERA which is addressed in Article III, maintained by the Employer, including, if applicable, any such plan maintained by an Employer before an Acquisition. In the event a Participant has an accrued benefit under a qualified or nonqualified defined benefit plan, the treatment of that benefit will be set forth in his Agreement.
2.49    Retirement Benefit Plans Adjustment Factor means the percentage calculated each year pursuant to administrative procedures adopted with respect to the SERP that is derived from the assumed benefit the Participant would be eligible for under Social Security and the Employer contribution portion of all Retirement Plans measured from the Participant’s date of hire until the Participant’s projected retirement regardless of whether the Participant participates in such plans; provided, however, that the Retirement Benefit Plans Adjustment Factor for a Participant who was covered by the SERP immediately before the Effective Date, will not be greater than the factor calculated with respect to such Participant as of December 31, 2013. The Retirement Benefits Plan Adjustment Factor will be applied only to the base salary component of Final Average Earnings and is a projection of the benefits payable under the Social Security regulations and Retirement Plans in effect at the time the benefit calculation is performed.
For any Participant actively employed by the Employer upon a Change of Control who subsequently has a Termination of Employment, the Retirement Benefit Plans Adjustment Factor for each such Participant will be adjusted to reflect the impact of the occurrence of the Termination of Employment at an age earlier than assumed under the initial calculation of the assumed benefit described above and will (i) be eliminated if the Participant is younger than age forty-five (45) upon such Termination of Employment, and (ii) if the Participant is age forty-five (45) or above, will be reduced by multiplying it by the following fraction:
1- [(65- Participant’s age at Termination of Employment) /20].
For purpose of determining a Participant’s age for calculating the above adjustments to the Retirement Benefit Plans Adjustment Factor, such age will be expressed in whole months and a

Participant will receive credit for any fractional months rounded up to the next whole month. In addition, a Participant may be credited with age for periods of employment with an Affiliate who has not adopted the SERP as an Employer, to the extent provided by the Senior Vice President, Human Resources or Plan Administrator.
2.50    RPAC means the Retirement Plans Administration Committee of the Company established by the Human Resources Committee, and whose members have been appointed by the Human Resources Committee. The RPAC will have the responsibility to administer the SERP and make final determinations regarding claims for benefits, as described in Article VI. In addition, the RPAC has limited amendment authority over the SERP as provided in Section 8.2.
2.51    SERP means the Tenth Amended and Restated Tenet Supplemental Executive Retirement Plan as set forth herein and as the same may be amended from time to time.
2.52    Severance Plan means the Tenet Executive Severance Plan, the Tenet Executive Severance Protection Plan or any or any similar, successor or replacement plan to such plans.
2.53    Surviving Spouse means the person legally married to a Participant (including effective August 3, 2011 a Participant's Domestic Partner as defined under the Criteria for Domestic Partnership Status under the Tenet Employee Benefit Plan and September 16, 2013 a same sex spouse) for at least one (1) year prior to the earlier of the Participant’s death or Termination of Employment. If the Participant is not married at the time he incurs a Termination of Employment and marries (or enters into a domestic partnership) after that date, such spouse or domestic partner will not qualify as a Surviving Spouse for purposes of the SERP. Likewise, if the Participant is married (or in domestic partnership) at the time he incurs a Termination of Employment, divorces (or terminates such domestic partnership) after that date and remarries, his subsequent spouse (or domestic partner) will not qualify as a Surviving Spouse for purposes of the SERP.
2.54    Termination of Employment means the ceasing of the Participant’s Employment or reduction in employment or other provision of services for any reason whatsoever, whether voluntarily or involuntarily, including by reason of Normal Retirement or Early Retirement, that qualifies as a separation from service under section 409A of the Code. For this purpose a Participant who is on a leave of absence that exceeds six (6) months and who does not have statutory or contractual reemployment rights with respect to such leave, will be deemed to have incurred a Termination of Employment on the first day of the seventh (7th) month of such leave. A Participant who transfers employment from an Employer to an Affiliate, regardless of whether such Affiliate has adopted the SERP as an Employer, will not incur a Termination of Employment; however, the extent to which such Participant will continue to accrue age and/or service for employment with such non-participating Affiliate will be determined by the Senior Vice President, Human Resources or Plan Administrator. A Participant who experiences a Qualifying Termination under the Severance Plan will incur a Termination of Employment under the SERP, subject to the special provisions regarding Early Retirement Age under Section 2.20.
2.55    Termination Without Cause means, for purposes of Section 4.9, the termination of a Participant by the Employer or an Affiliate without Cause or a voluntary Termination of Employment by the Participant for Good Reason within two (2) years of a Change of Control.
2.56    Trust means the rabbi trust established with respect to the SERP the assets of which are to be used for the payment of Retirement Benefits under this SERP.

2.57    Trustee means the individual or entity appointed as trustee under the Trust. After the occurrence of a Change of Control, the Trustee must be independent of any successor to the Company or any affiliate of such successor.
2.58    Year means a period of twelve (12) consecutive calendar months.
2.59    Year of Service means each complete year (up to a maximum of twenty (20)) of continuous service (up to age sixty-five (65)) as an employee of the Employer beginning with the Date of Employment with the Employer. The Senior Vice President, Human Resources or the Plan Administrator may also credit a Participant who transfers to an Affiliate that is not an Employer with age and/or service for his period of employment with such entity without the need for such Affiliate to adopt the SERP as an Employer. Years of Service will be deemed to have begun as of the first day of the calendar month of Employment and to have ceased on the last day of the calendar month of Employment. In the event a Participant incurs a Termination of Employment and is reemployed by the Employer, Service completed before such reemployment will be treated as Years of Service under the SERP to the extent provided in the Company’s Rehire and Reinstatement Policy or any successor thereto, the provisions of which are incorporated herein by this reference. Years of Service before an employee’s Date of Enrollment in the SERP will be credited for benefit accrual purposes on a pro-rated basis pursuant to Section 2.46.

End of Article II

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1    Determination of Eligibility. Effective May 7, 2014 no new Eligible Employees may become Participants in the SERP. Each Eligible Employee who became a Participant in the SERP before May 7, 2014 will continue to participate in the SERP pursuant to the terms of this document.
3.2    Early Retirement Election. Before May 7, 2014, each Eligible Employee was required to elect during the Initial Election Period to commence the distribution of his Retirement Benefits on the first day of the calendar month following his Early Retirement as provided pursuant to Section 4.2. In making this election the Participant was required to specify the Early Retirement Age that will apply to him under the SERP (i.e., age fifty-five (55) and ten (10) Years of Service or age sixty-two (62)). If the Eligible Employee failed to make this election during the Initial Election Period, he will be deemed to have affirmatively elected to commence the distribution of his Retirement Benefits on the first day of the calendar month following the date of his Retirement on or after attaining age sixty-two (62). Once made (or deemed made), this election cannot be revoked; however, the Participant may elect to defer payment of his Retirement Benefits pursuant to Section 4.5. Payment of such Early Retirement Benefit will be subject to the six (6) month restriction applicable to Key Employees, described in Section 5.1 of this SERP.
3.3    Loss of Eligibility Status. A Participant under this SERP who incurs a Termination of Employment, who ceases to be an Eligible Employee, or whose participation is terminated by the Senior Vice President, Human Resources or the Plan Administrator will continue as an inactive Participant under this SERP until the Participant has received the complete payment of his Retirement Benefits under this SERP. The Senior Vice President, Human Resources and the Plan Administrator have the authority to determine if and when earnings paid by an Affiliate who has not adopted the SERP as an Employer will be treated as Earnings for purposes of calculating Final Average Earnings under the SERP. Likewise, the Senior Vice President, Human Resources and the Plan Administrator have the authority to determine if age and service earned while working for an Affiliate who has not adopted the SERP as an Employer will be counted under this SERP as provided in Section 2.54.
3.4    Initial ERA Participation. A Participant who participated in the ERA before becoming a Participant in the SERP will be given credit for his Years of Service while a participant in the ERA for purposes of determining the amount of his Retirement Benefit under this SERP, but such Retirement Benefit will be reduced on an Actuarial Basis by his benefit under the ERA. The Participant’s benefit under the ERA will be paid pursuant to the terms of the ERA and his Retirement Benefit under this SERP, if any, will be paid pursuant to the terms hereof.
3.5    Subsequent ERA Participation. A Participant’s participation in this SERP will be frozen upon being named to the ERA. The Participant’s Retirement Benefit under the SERP accrued as of the date his participation was frozen will commence pursuant to the terms hereof. Distribution of the Participant’s ERA benefit will be made pursuant to the terms of the ERA. In the event such Participant subsequently resumes participation in the SERP, subject to the provisions of Section 3.1, he will be given credit for his Years of Service while a participant in the ERA for purposes of determining the amount of his Retirement Benefit under this SERP, but such Retirement Benefit will be reduced on an Actuarial Equivalent basis by his benefit under the ERA.

3.6    Initial AMI SERP Participation. A Participant who participated in the AMI SERP before becoming a Participant in the SERP will be entitled to a benefit under this SERP, if any, equal to the amount of his accrued benefit (as determined using the Actuarial Equivalent factors set forth in Section 2.1 of this SERP) less his prior accrued benefit under the AMI SERP (as determined using the actuarial equivalent factors set forth in the AMI SERP). The Participant’s accrued benefit under the AMI SERP will be paid pursuant to the terms of the AMI SERP and his benefit under this SERP, if any, will be paid pursuant to the terms hereof.

End of Article III

ARTICLE IV
RETIREMENT BENEFITS

4.1    Normal Retirement Benefit.

(a)
Calculation of Normal Retirement Benefit. Upon a Participant’s Normal Retirement, the Participant will be entitled to receive a monthly Normal Retirement Benefit for the Participant’s lifetime which is determined in accordance with the benefit formula set forth below, adjusted by the vesting percentage in Section 4.3. Payment of such Normal Retirement Benefit will commence as of the Participant’s Normal Retirement Date, subject to the six (6) month restriction applicable to Key Employees, described in Section 5.1 of the SERP. Except as provided below, the amount of such monthly Normal Retirement Benefit will be determined by using the following formula:

X = [Al x [B1 + [B2 x C]] x [2.7% - D] x E] + [A2 x [B1 +[B2 x C] x 2.7% x E]
X = Normal Retirement Benefit
Al = Final Average Earnings (From Base Salary)
A2 = Final Average Earnings (From Bonus)
B1 = Years of Service After Date of Enrollment
B2 = Years of Service Prior to Date of Enrollment
C = Prior Service Credit Percentage
D = Retirement Benefit Plans Adjustment Factor
E = Vesting Percentage

Note: B1 and B2 Years of Service combined cannot exceed twenty (20) years.
To the extent that a Participant incurred a Termination of Employment before the Effective Date, such Participant’s Normal Retirement Benefit, Early Retirement Benefit, Disability Retirement Benefit or Deferred Vested Retirement Benefit, as applicable, will be determined under the benefit formula as in effect at the time the Participant’s Termination of Employment. However, the remaining provisions of this SERP, including but not limited to, the distribution provisions of Article IV and the claims procedures set forth in Section 7.6, will apply to such Participant.

(b)
Death After Commencement of Normal Retirement Benefits. If a Participant who is receiving a Normal Retirement Benefit dies, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Normal Retirement Benefit.

(c)
Death After Normal Retirement Age But Before Normal Retirement. If a Participant who is eligible for Normal Retirement dies while an employee after attaining age sixty-five (65), his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) the installments of the Normal Retirement Benefit which would have been payable to the Surviving Spouse or Eligible Children in accordance with Section 4.1(b) as if the Participant had retired from the Employer on the day before he died. Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.
4.2    Early Retirement Benefit.

(a)
Calculation of Early Retirement Benefit. Upon a Participant’s Early Retirement, the Participant will be entitled to receive a monthly Early Retirement Benefit for the Participant’s lifetime commencing on the Participant’s Normal Retirement Date, calculated in accordance with Section 4.1 and Section 4.3 with the following adjustments:

(i)	Only the Participant’s actual Years of Service, adjusted appropriately for the Prior Service Credit Percentage, as of the date of Early Retirement will be used.

(ii)	For purposes of determining Final Average Earnings, only the Participant’s Earnings as of the date of Early Retirement will be used.

(iii)
To arrive at the payments to commence at Normal Retirement, the amount calculated under Section 4.2(a)(i) and Section 4.2(a)(ii) will be reduced by 0.25% for each month Early Retirement occurs before age sixty-two (62).

(b)
Early Payment of Benefits. A Participant may elect during the Initial Election Period to receive a distribution of his Early Retirement Benefit on the first day of the calendar month following the date of his Early Retirement rather than on his Normal Retirement Date as specified in Section 4.2(a). Payment of such Early Retirement Benefit will be subject to the six (6) month restriction applicable to Key Employees, described in Section 5.1 of the SERP. A Participant who makes this election, will have the amount calculated under Section 4.2(a) further reduced by 0.25% for each month that the date of commencement of payment precedes the date on which the Participant will attain age sixty-two (62).

(c)
Death After Early Retirement Benefits Commence. If a Participant dies after commencement of the payment of his Early Retirement Benefit, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Early Retirement Benefit.

(d)
Death After Early Retirement But Before Benefit Commencement. If a Participant dies after his Early Retirement but before benefits have commenced his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the benefit that would have been payable on the date of the Participant’s death had he elected to have benefits commence on that date. Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(e)
Death of Employee After Attainment of Early Retirement Age but Before Early Retirement. If a Participant dies after attaining Early Retirement Age but before taking Early Retirement, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent

(50%) of the Participant’s Early Retirement Benefit determined as if the Participant had retired on the day before his death with payments commencing on the first of the month following the Participant’s death. The benefits payable to a Surviving Spouse or Eligible Children under this Section 4.2(e) will be no less than the benefits payable to a Surviving Spouse or Eligible Children under Section 4.4 (regarding the Deferred Vested Retirement Benefit) as if the Participant had died immediately before age fifty-five (55).
4.3    Vesting of Retirement Benefit. A Participant’s interest in his Retirement Benefit will, subject to Section 9.4 (regarding Conditions Precedent), vest in accordance with the following schedule:

Years of Service	Vesting Percentage
Less than 5	0
5 but less than 6	25
6 but less than 7	30
7 but less than 8	35
8 but less than 9	40
9 but less than 10	45
10 but less than 11	50
11 but less than 12	55
12 but less than 13	60
13 but less than 14	65
14 but less than 15	70
15 but less than 16	75
16 but less than 17	80
17 but less than 18	85
18 but less than 19	90
19 but less than 20	95
20 or more	100

Notwithstanding the foregoing, a Participant who is at least sixty (60)years old and who has completed at least five (5) Years of Service will be fully vested, subject to Section 9.4 (regarding Conditions Precedent), in his Retirement Benefit. Except as required otherwise by applicable law, no Years of Service will be credited for Service after age sixty-five (65) or for more than twenty (20) years.
4.4    Deferred Vested Retirement Benefit. Upon any Termination of Employment of the Participant before Normal Retirement or Early Retirement for reasons other than death or Disability, such Participant will be entitled to a Deferred Vested Retirement Benefit, commencing on the Participant’s Normal Retirement Date, calculated under Section 4.1 and 4.3 but with the following adjustments:

(a)
Calculation of Years of Service. Only the Participant’s actual Years of Service, adjusted appropriately for the Prior Service Credit Percentage, as of the date of his Termination of Employment will be used.

(b)	Calculation of Earnings. For purposes of determining Final Average Earnings, as used in Section 4.1, only the Participant’s Earnings before the date of his Termination of Employment will be used.

(c)
Early Termination Reduction. Subject to the maximum reduction under Section 4.4(g), to arrive at the payments to commence at the Participant’s Normal Retirement Date, the amount calculated under Section 4.1(a) will be reduced by 0.25% for each month the Participant’s Termination of Employment occurs before age sixty-two (62).

(d)
Death After Commencement of Payments. If a Participant dies after commencement of the payment of his Deferred Vested Retirement Benefit under this Section 4.4, his Surviving Spouse or Eligible Children will be entitled at Participant’s death to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Deferred Vested Retirement Benefit.

(e)
Death after Termination of Employment. If a Participant, who has a vested interest under Section 4.3, dies after Termination of Employment but at death is not receiving any Deferred Vested Retirement Benefits under this SERP and was not eligible for an Early Retirement Benefit pursuant to Section 4.2, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) commencing on the date that would have been the Participant’s Normal Retirement Date, a benefit equal to fifty percent (50%) of the Deferred Vested Retirement Benefit which would have been payable to the Participant at his Normal Retirement Date.

(f)
Death While an Employee. If a Participant, who has a vested interest under Section 4.3, dies while still actively employed by the Employer or, to the extent provided by the Senior Vice President, Human Resources or Plan Administrator, an Affiliate, before he was eligible for Early Retirement, his Surviving Spouse or Eligible Children will be entitled at the Participant’s death to receive a benefit equal to fifty percent (50%) of the Participant’s Retirement Benefit (in accordance with Sections 4.6 and 4.7) calculated as if the Participant was age fifty-five (55) and eligible for Early Retirement on the day before the Participant’s death; provided, however, that the combined reductions for Early Retirement and early payment will not exceed twenty-one percent (21%) of the amount calculated under Sections 4.2(a)(i) and (ii). Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(g)
Early Termination Reduction Limit. To arrive at the amount of the Deferred Vested Retirement Benefit payments to commence at the Participant’s Normal Retirement Date, the Early Termination reduction calculated under Section 4.4(c) (and indirectly under Section 4.4(d), and Section 4.4(e)) will be limited to the maximum percentage reduction for Early Retirement at age fifty-five (55) (i.e., twenty-one percent (21%)).

4.5    Deferral of Distributions. A Participant may elect to defer payment of his Normal Retirement Benefit payable pursuant to Section 4.1, his Early Retirement Benefit payable pursuant to Section 4.2 or his Deferred Vested Retirement Benefit payable pursuant to Section 4.4 for a period of at least five (5) years by making an election to defer such distribution at least twelve (12) months before the date that the Normal Retirement Benefit, Early Retirement Benefit or Deferred

Vested Retirement Benefit would otherwise be paid (i.e., at least twelve (12) months before a Termination of Employment). In the event that the Participant becomes entitled to a distribution pursuant to Section 4.1, Section 4.2 or Section 4.4 during this twelve (12) month period, the deferral election will be of no effect and payment of the Participant’s benefits will commence at the time specified in Section 4.1, Section 4.2 or Section 4.4, as applicable. A Participant who becomes entitled to distribution of a Disability Retirement Benefit pursuant to Section 4.9 may not elect to defer payment of such distribution pursuant to this Section 4.5 and any deferral election made by such Participant will be null and of no effect.
4.6    Duration of Benefit Payment.

(a)
Participant Benefit Payments. The Normal Retirement Benefit, Early Retirement Benefit, Disability Retirement Benefit or Deferred Vested Retirement Benefit under the SERP will be payable to the Participant in the form of a monthly benefit payable for life.

(b)
Surviving Spouse Benefit Payments. The benefit payable to a Surviving Spouse under the SERP will be paid in the form of a monthly benefit payable for life; provided, that all benefits payable to the Surviving Spouse are subject to actuarial reduction based on the factors in Section 2.1 if the Surviving Spouse is more than three (3) years younger than the Participant.

(c)
Eligible Children Benefit Payments. The benefit payable to a Participant’s Eligible Children under the SERP will be paid in the form of a monthly benefit payable until each such child reaches age twenty-one (21).

4.7    Recipients of Benefit Payments.

(a)
Death without Surviving Spouse. If a Participant dies without a Surviving Spouse but is survived by any Eligible Children, then the Participant’s Retirement Benefit will be paid to his Eligible Children. The total monthly benefit payable will be equal to the monthly benefit that a Surviving Spouse would have received without actuarial reduction. This benefit will be paid in equal shares to all Eligible Children until the youngest of the Eligible Children attains age twenty-one (21). When any of the Eligible Children reaches twenty-one (21), his share of the total monthly benefit will be reallocated equally to the remaining Eligible Children.

(b)
Death of Surviving Spouse. If the Surviving Spouse dies after the death of the Participant but is survived by Eligible Children then the total monthly benefit previously paid to the Surviving Spouse will be paid in equal shares to all Eligible Children until the youngest of the Eligible Children attains age twenty-one (21). When any of the Eligible Children reaches twenty-one (21), his share of the total monthly benefit will be reallocated equally to the remaining Eligible Children.

(c)
Death Without Surviving Spouse or Eligible Children. If the Participant dies without a Surviving Spouse or Eligible Children, no additional benefits will be paid under this SERP with respect to that Participant.

4.8    Disability.

(a)
Disability Retirement Benefit. Any Participant who incurs a Disability will upon reaching Normal Retirement Age be paid, as a Disability Retirement Benefit, the Normal Retirement Benefit in accordance with Section 4.1 based on his vested interest as determined under Section 4.3 and Section 4.8(b). Payment of the Disability Retirement Benefit will begin as of the Participant’s Normal Retirement Date. A Participant who is entitled to a Disability Retirement Benefit may not elect to defer payment of such distribution pursuant to Section 4.5. Unless otherwise required under Code Section 409A, amounts payable pursuant to this Section 4.8(a) will not be subject to the six (6) month restriction applicable to Key Employees.

(b)
Continued Accrual of Vesting Service. Upon a Participant’s Disability while an employee of the Employer, or to the extent provided by the Senior Vice President, Human Resources or the Plan Administrator, an Affiliate, the Participant will continue to accrue Years of Service for purposes of vesting under Section 4.3 of this SERP during his Disability until the earliest of his:

(i)	Recovery from Disability;

(ii)	Attainment of Normal Retirement Age; or

(iii)	Death.

(c)	Not Eligible for Early Retirement Benefit. A Participant who is Disabled will not be entitled to receive an Early Retirement Benefit under this SERP.

(d)
Calculation of Earnings. For purposes of calculating the amount of the Disability Retirement Benefit, the Participant’s Final Average Earnings will be determined using his Earnings up to the date of Disability.

(e)
Death Before Attainment of Early Retirement Age. If a Participant, who has a vested interest as determined under this Section 4.8 and Section 4.3, dies while on Disability before he attained Early Retirement Age, his Surviving Spouse or Eligible Children will be entitled at the Participant’s death to receive a benefit equal to fifty percent (50%) of the Participant’s Retirement Benefit (in accordance with Sections 4.6 and 4.7) calculated under Section 4.2 as if the Participant was age fifty-five (55) and eligible for Early Retirement on the day before the Participant’s death; provided, however, that the combined reductions for Early Retirement and early payment will not exceed twenty-one percent (21%) of the amount calculated under Sections 4.2(a)(i) and (ii). Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(f)
Death After Attainment of Early Retirement Age. If a Participant dies after attaining Early Retirement Age while on Disability, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Early Retirement Benefit determined as if the Participant had retired on the day before his death with payments commencing on the first of the month following the Participant’s death. The benefits payable to a Surviving Spouse or Eligible Children under this Section 4.8(f) will be no less than the benefits payable to a Surviving Spouse or Eligible Children under Section 4.4 (regarding the Deferred Vested Retirement Benefit) as if the Participant

had died immediately prior to age fifty-five (55). Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(g)
Death after Commencement of Payments. If a Participant dies after his commencement of Disability Retirement Benefits under this Section 4.8, his Surviving Spouse or Eligible Children will be entitled at the Participant’s death to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Disability Retirement Benefit.

4.9    Change of Control.

(a)	Calculation of Benefits.

(i)
Post-April 1994 Employees. In the event of a Change of Control while this SERP remains in effect, each Participant will be fully vested in his Retirement Benefit, without regard to the Participant’s Years of Service and the amount of such benefit will be calculated by granting the Participant Prior Service Credit under Sections 4.1, 4.2 and 4.4 for all Years of Service prior to his Date of Enrollment, plus, for Eligible Employees who become Participants before August 3, 2011, crediting of additional Years of Service at the end of the Severance Period and crediting of age during the Severance Period as determined under Section 3.1(h) of the ESP. Moreover, the Retirement Benefit Plans Adjustment Factor will be adjusted as set forth in Section 2.49. In addition, with respect to a Participant who (A) is an active employee, (B) has not yet begun to receive benefit payments under the SERP, and (C) incurs a Termination without Cause within two (2) years following a Change of Control, the provisions of Section 9.4(b) (Regarding Conditions Precedent) will not apply.

(ii)
Employees as of April 1, 1994. With respect to a Participant who is an employee actively at work on April 1, 1994, with the corporate office or a division of the Employer which has not been declared to be a discontinued operation, who has not yet begun to receive benefit payments under the SERP and who incurs a Termination without Cause within two (2) years following a Change of Control, the provisions of Section 4.9(a)(i) above will not apply and instead a Participant’s Retirement Benefit under this SERP will be determined by:

(A)
granting the Participant full Prior Service Credit under Sections 4.1, 4.2 and 4.4 for all Years of Service prior to his Date of Enrollment; plus, for Eligible Employees who become Participants before August 3, 2011, crediting of additional Years of Service at the end of the Severance Period and crediting of age during the Severance Period as determined under Section 3.1(h) of the ESP.

(B)
with respect to a covered Participant who incurs a Termination without Cause within two (2) years following a Change of Control, crediting the Participant with three (3) additional Years of Service (with total Years of Service not to exceed twenty (20) years), which will be in lieu of any additional Years of Service and age provided under Section 3.1 of the ESP;

(C)
The benefit formula in Section 4.1(a) will be applied by defining A1 as "the greater of current monthly Earnings (from Base Salary) or Final Average Earnings (from Base Salary)," and A2 as "the greater of current monthly Earnings (from Bonus) or Final Average Earnings (from Bonus)";

(D)	The Retirement Benefits Plan Adjustment Factor will be adjusted as set forth in Section 2.49;

(E)	The provisions of Section 9.4(b) (regarding Conditions Precedent) will not apply; and

(F)	Further, the Participant will be fully vested in such Retirement Benefit without regard to his Years of Service.

(b)
Payment of Benefits. Upon the Participant's Termination of Employment within two (2) years following the occurrence of a Change of Control (except on account of a liquidation or dissolution of the Company), the Participant will begin to receive such Retirement Benefit (notwithstanding the payout timing rules in Sections 2.21, 3.2, 4.2(a), 4.2(b), and 4.4) commencing on the first day of the calendar month following the date of such Termination of Employment without reduction by virtue of Sections 4.2(a), 4.2(b) or 4.4(c), taking into account the crediting of the additional severance period under ESP Section 3.1(h) and SERP Section 4.9(a). In the event that the Participant does not incur a Termination of Employment within such two (2) year period or in the event of a Change of Control on account of the liquidation or dissolution of the Company, the Participant will begin to receive the Retirement Benefit described in Section 4.9(a) as of his Normal Retirement Date or Early Retirement Date, as the case may be, with no reduction by virtue of Section 4.2(a), Section 4.2(b) or Section 4.4(c), subject to the six (6) month restriction applicable to Key Employees described in Section 5.1.

4.10    Golden Parachute Limitation. The calculation and administration of any liability that may arise out of the "golden parachute" provisions of sections 280G and 4999 of the Code will be addressed as set forth in the Executive Severance Plan.
4.11    Executive Severance Plan. A Participant who is entitled to receive benefits under this SERP following a Termination of Employment, will to the extent applicable have such benefits calculated under the provisions of this SERP and Section 3.1(h) of the ESP. In the event of any direct conflict between the terms of this SERP and the ESP with respect to the calculation of benefits, the ESP will control.
4.12    Impact of Reemployment on Benefits. If a Participant incurs a Termination of Employment and begins receiving Retirement Benefit payments from the SERP and such Participant is reemployed by the Employer or an Affiliate, then such Participant's Retirement Benefit payments will continue as scheduled during the period of his reemployment.

End of Article IV

ARTICLE V
PAYMENT

5.1    Commencement of Payments. Benefit payments under this SERP generally will begin on the Participant’s Normal Retirement Date; provided, that in the case of a benefit payable on account of Early Retirement, a Termination of Employment within two (2) years following a Change of Control or death, benefit payments will begin not later than the first day of the calendar month following the occurrence of the event which entitles the Participant (or a Surviving Spouse or Eligible Children) to benefits under this SERP. Benefit payments under this SERP that are payable to a Key Employee on account of a Termination of Employment will be delayed for a period of six (6) months following such Participant’s Termination of Employment. On the day following the expiration of such six (6) month period, the Participant will receive a catch-up payment equal to the amount of benefits that would have been paid during such six (6) month period but for the provisions of this Section 5.1 and the remainder of such payments will be paid according to the terms of the SERP.
5.2    Withholding; Unemployment Taxes. Any taxes required to be withheld from a Participant’s benefit by the Federal or any state or local government will be withheld from payments under this SERP to the extent required by the law in effect at the time payments are made.
5.3    Recipients of Payments. All Retirement Benefit payments to be made by the Employer under the SERP will be made to the Participant during his lifetime. All subsequent payments under the SERP will be made by the SERP to the Participant’s Surviving Spouse or Eligible Children.
5.4    No Other Benefits. No other benefits will be payable under this SERP to the Participant or his Surviving Spouse or Eligible Children by reason of the Participant’s Termination of Employment or otherwise, except as specifically provided herein.
5.5    No Lump Sum Form of Payment. Except with respect to permitted SERP terminations under Section 8.3, no lump sum form of payment will be payable from the SERP with respect to any Participant regardless of when such Participant incurs a Termination of Employment.

End of Article V

ARTICLE VI
PAYMENT LIMITATIONS

6.1    Spousal Claims.

(a)
An Alternate Payee may be awarded all or a portion of the Participant’s Retirement Benefits pursuant to the terms of a DRO, in which case such benefits will be payable to the Alternate Payee at the same time and in the same form of payment as the Participant’s.

(b)	The Alternate Payee will be responsible for payment of any federal, state and local taxes.

(c)
The Plan Administrator has sole and absolute discretion to determine whether a judgment, decree or order is a DRO, to determine whether a DRO will be accepted for purposes of this Section 6.1 and to make interpretations under this Section 6.1, including determining who is to receive benefits, all calculations of benefits and determinations of the form of such benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator will be binding on all parties with an interest.

(d)
Any benefits payable to an Alternate Payee pursuant to the terms of a DRO will be subject to all provisions and restrictions of the SERP and any dispute regarding such benefits will be resolved pursuant to the SERP claims procedure in Article VII.

6.2    Legal Disability. If a person entitled to any payment under this SERP will, in the sole judgment of the Plan Administrator, be under a legal disability, or otherwise will be unable to apply such payment to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Company or payor of the benefit to make any such payment in any one or more of the following ways:

(a)	Directly to such person;

(b)	To his legal guardian or conservator; or

(c)	To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.
The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator will reverse its decision due to changed circumstances.
6.3    Assignment. Except as provided in Section 6.1, no Participant, Surviving Spouse or Eligible Child will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable hereunder. No amounts payable hereunder will be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants or their Surviving Spouses or Eligible Children. The Company may assign all or a portion of this SERP to any Affiliate which employs any Participant.

End of Article VI

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1    The RPAC. The overall administration of the SERP will be the responsibility of the RPAC.
7.2    Powers of the RPAC. The RPAC will have the sole and absolute discretion regarding the exercise of its powers and duties under this SERP. In order to effectuate the purposes of the SERP, the RPAC will have the following powers and duties:

(a)	To appoint the Plan Administrator;

(b)	To review and render decisions respecting a denial of a claim for benefits under the SERP;

(c)	To construe the SERP and to make equitable adjustments for any mistakes or errors made in the administration of the SERP;

(d)	To carry out the duties expressly reserved to it under the SERP; and

(e)
To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the SERP and the Trust (i) when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the Trustee, a Participant, or any of them, and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the SERP for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the SERP.
7.3    Appointment of Plan Administrator. The RPAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the SERP on a daily basis. The RPAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the RPAC.
7.4    Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this SERP. The Plan Administrator will have the following powers and duties:

(a)	To direct the administration of the SERP in accordance with the provisions herein set forth;

(b)	To adopt rules of procedure and regulations necessary for the administration of the SERP, provided such rules are not inconsistent with the terms of the SERP;

(c)
To determine all questions with regard to rights of Participants under the SERP including, but not limited to, questions involving who is an Eligible Employee and the amount of a Participant’s benefits;

(d)	To enforce the terms of the SERP and any rules and regulations adopted by the RPAC;

(e)	To review and render decisions respecting a claim for a benefit under the SERP;

(f)	To furnish the Employer with information required for tax or other purposes;

(g)	To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(h)	To prescribe procedures to be followed by distributees in obtaining benefits;

(i)	To receive from the Employer and from Participants such information as is necessary for the proper administration of the SERP;

(j)	To create and maintain such records and forms as are required for the efficient administration of the SERP;

(k)	To make all determinations and computations concerning the benefits to which any Participant is entitled under the SERP;

(l)	To give the Trustee specific directions in writing with respect to:

(i)	the making of distribution payments, giving the names of the payees, the amounts to be paid and the time or times when payments will be made; and

(ii)	the making of any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator or the Company;

(m)	To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(n)	To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(o)	To construe the SERP, in its sole and absolute discretion, and make equitable adjustments for any mistakes and errors made in the administration of the SERP.
The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the SERP.
7.5    Indemnification of the RPAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Company agrees to hold harmless and indemnify the RPAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the SERP other than losses resulting from the RPAC’s, or any such person’s fraud or willful misconduct.
7.6    Claims for Benefits.

(a)
Initial Claim. In the event that an Employee, Eligible Employee, Participant, Surviving Spouse, or Eligible Child (a “claimant”) claims to be eligible for benefits, or claims any rights under this SERP, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any claimant who feels unfairly treated as a result of the administration of the SERP must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may use representation and may examine this SERP, and any other pertinent documents generally available to Participants that are specifically related to the claim and may appoint an authorized representative to pursue the claim on his behalf. References to the claimant include his authorized representative, when applicable.

Different claims procedures apply to claims for benefits on account of Disability, referred to as "Disability claims," and all other claims for benefits, referred to as "non-Disability claims."

(b)	Non-Disability Claims.

(i)
Initial Decision. If a claimant files a non-Disability claim, written notice of the disposition of such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator unless special circumstances require an extension of time for processing the claim. Such extension will not exceed ninety (90) days and no extension will be allowed unless, within the initial ninety (90)-day period, the claimant is sent an extension notice indicating the special circumstances requiring the extension and specifying a date by which the Plan Administrator expects to issue its final decision. If the claim is denied, the Plan Administrator's notice will set forth:

(A)	The specific reason or reasons for the denial

(B)	Specific references to pertinent SERP provisions on which the Plan Administrator based its denial;

(C)	A description of any additional material and information needed for the claimant to perfect his claim and an explanation of why the material or information is needed;

(D)	A statement that the claimant may:

(1)	Appeal the claim in writing to the RPAC, including a description of such appeal procedures and the time limits applicable to such procedures;

(2)	Review pertinent SERP documents;

(3)	Submit issues and comments in writing; and

(4)	Pursue arbitration following the denial of the claim on appeal;

(E)
A statement that any appeal that the claimant wishes to make of the adverse determination must be made in writing to the RPAC within ninety (90) days after receipt of the Plan Administrator's notice of denial of benefits; and

(F)	A statement that his failure to appeal the action to the RPAC in writing within the ninety (90)-day period will render the Plan Administrator's determination final, binding, and conclusive.
All benefits provided in this SERP as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(ii)
Appeal of Denied Non-Disability Claim. Within ninety (90) days after receiving written notice of the Plan Administrator's denial of his initial non-Disability claim, the claimant may file with the RPAC a written appeal of his claim. If the claimant does not file an appeal within ninety (90) days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator's written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to file an appeal within the ninety (90) day period.

(iii)
Decision on Appeal of Non-Disability Claim. After receipt by the RPAC of a written appeal of a non-Disability claim, the RPAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The RPAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address. A decision on appeal of the claim will be made by the RPAC at its next meeting following receipt of the appeal. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the appeal, then the RPAC will hold a special meeting to review such appeal within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be made within ninety (90) days of receipt of the appeal. In any event, if a claim is not determined by the RPAC within ninety (90) days of receipt of the appeal, it will be deemed to be denied.

The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the determination on appeal is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant SERP provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the RPAC will be final and conclusive.

(c)
Disability Claims. The SERP will ensure that all Disability claims and appeals are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision by ensuring that decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual, such as a medical or vocational expert, must not be based upon the likelihood that the individual will support the denial of benefit

(i)
Initial Decision on Disability Claim. The Plan Administrator will notify the claimant the initial decision on a Disability claim no later than forty-five (45)-days after receipt of the claim by the SERP. This period may be extended by the Plan Administrator for up to thirty (30) days provided that the Plan Administrator determines that such an extension is necessary due to matters beyond the control of the SERP and the claimant is notified before the expiration of the initial forty-five (45)-day period of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a decision. If, before the first thirty (30)-day extension period, the Plan Administrator determines that, due to matters beyond the control of the SERP, a decision can not be made within that extension period, the period for making the initial benefit determination may be extended for up to an additional thirty (30) days provided that the claimant is notified before the expiration of the first thirty (30)-day extension period of the circumstances requiring the extension and the date as of which the Plan Administrator expects to issue a decision. In the case of any extension, the notice of extension will specifically explain the standards on which entitlement to a benefit by reason of Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues and the claimant will be given at least forty-five (45) days within which to provide the specified information.

The claimant will be provided with written or electronic notification of any adverse benefit determination (i.e., denial) of a Disability claim, in a culturally and linguistically appropriate manner by providing oral language services (such as a telephone customer assistance hotline) that includes answering questions in any “applicable non-English language,” as defined below, and providing assistance with filing claims and appeals in any applicable non-English language, providing, upon request, a notice in any applicable non-English language and including in the English version of all notices, a statement prominently displayed in any applicable non-English language clearly indicating how to access the language services provided by the SERP. For this purpose a non-English language is an applicable non-English language if ten percent (10%) or more of the population residing in the county to which a notice is sent is literate only in the same non-English language, as determined in guidance issued by the Secretary of the Department of

Labor. The notification will set forth, in a manner calculated to be understood by the claimant:

(A)	the specific reason or reasons for the denial;

(B)	reference to the specific SERP provisions on which the denial is based;

(C)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(D)
a description of the SERP's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502 of ERISA following the denial of an appeal;

(E)
a discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the claimant to the SERP of health care professionals treating the claimant and the vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the SERP in connection with the denial, without regard to whether the advice was relied on in making the benefit determination, and (iii) a disability determination regarding the claimant presented by the claimant to the SERP made by the Social Security Administration;

(F)
if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the determination, applying the terms of the SERP to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(G)
either the specific internal rules, guidelines, protocols, standards or other similar criteria of the SERP relied upon in denying the claim or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and

(H)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.

(ii)	Appeal of Denial of Disability Claim

(A)
Opportunity for Full and Fair Review. A claimant will be provided a reasonable opportunity to appeal the denial of his Disability claim under which there will be a full and fair review of the claim and the denial. Accordingly:

(1)	a claimant will be provided one hundred and eighty (180) days following receipt of notice of the denial of the Disability claim to appeal such determination;

(2)	a claimant will be provided the opportunity to submit written comments, documents, records or other information relating to the Disability claim on appeal;

(3)	a claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Disability claim;

(4)
appellant review will take into account all comments, documents, records and other information submitted by the claimant relating to the Disability claim without regard to other such information once submitted or considered in the initial benefit determination;

(5)
such appeal will not afford deference to the initial denial and will be conducted by the RPAC, which is an appropriate Named Fiduciary of the SERP and which will neither be the individual who denied the Disability claim that is subject to the appeal nor the subordinate of such individual;

(6)
in the case of any appeal of a denied Disability claim that is based in whole or in part on a medical judgment, the claimant will be entitled to a review by the RPAC based on the RPAC's consultation with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment whereby such professional is neither an individual who was consulted in connection with the denial that is the subject of the appeal nor the subordinate of any such individual;

(7)
the claimant will be provided with the identity of the medical or vocational experts whose advice was obtained on behalf of the SERP in connection with the denial of the Disability claim, without regard to whether the advice was relied upon in making the benefit determination; and

(8)
as soon as possible and sufficiently in advance of the date on which the notice on the appeal is required to be provided, the RPAC or its delegate will provide the claimant, free of charge, with any new or additional evidence and/or rationale considered, relied upon, or generated by the SERP in connection with the Disability claim.

(B)	Timing of Decision on Appeal of Disability Claim. The decision on appeal of the claim will be made by the RPAC at its next meeting following receipt of the appeal. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the appeal, then the RPAC will hold a special meeting to review such appeal within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be made within ninety (90) days of receipt of the appeal. In any event, if the appeal is not determined by the RPAC within ninety (90) days after its receipt of the appeal, it will be deemed to be denied. .

(C)
Decision on Appeal of Disability Claim. The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the determination on appeal is made. The claimant will be provided with written or electronic notification of the SERP’s benefit determination on appeal in a culturally and linguistically appropriate manner by providing oral language services (such as a telephone customer assistance hotline) that includes answering questions in any “applicable non-English language,” as defined below, and providing assistance with filing claims and appeals in any applicable non-English language, providing, upon request, a notice in any applicable non-English language and including in the English version of all notices, a statement prominently displayed in any applicable non-English language clearly indicating how to access the language services provided by the SERP. For this purpose a non-English language is an applicable non-English language if ten percent (10%) or more of the population residing in the county to which a notice is sent is literate only in the same non-English language, as determined in guidance issued by the Secretary of the Department of Labor. If the appeal is denied, the notification will set forth, in a manner calculated to be understood by the claimant:

(1)	the specific reason or reasons for the appeal decision;

(2)	reference to the specific SERP provisions on which the appeal decision is based;

(3)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Disability claim for benefits;

(4)
a statement describing the SERP's appeals procedures, the right to obtain information about such procedures, a statement of the claimant’s right to file a civil action under section 502 of ERISA including a description of any applicable contractual limitations period that applies to the claimant’s right to bring such action, including the date on which the contractual limitations period expires for the claim;

(5)
a discussion of the appeal decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the claimant to the SERP of health care professionals treating the claimant and the vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the SERP in connection with the claimant’s appeal, without regard to whether the advice was relied on in denying the appeal, and (iii) a disability determination regarding the claimant presented by the claimant to the SERP made by the Social Security Administration;

(6)
if the denial on appeal is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the denial on appeal, applying the terms of the SERP to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(7)
either the specific internal rules, guidelines, protocols, standards or other similar criteria of the SERP relied upon in denying the appeal or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

7.7    Arbitration. In the event the claims review procedure described in Section 7.6 of the SERP regarding non-Disability claims does not result in an outcome thought by the claimant to be in accordance with the SERP document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the RPAC’s denial or deemed denial of his request for review and before bringing suit in court. The arbitration will be conducted pursuant to the American Arbitration Association ("AAA") Rules on Employee Benefit Claims.
The arbitrator will be mutually selected by the claimant and the RPAC from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the SERP document in the context of the particular facts involved. The claimant, the RPAC and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The claimant, RPAC and the Company agree that the venue for the arbitration will be in Dallas, Texas. The costs of arbitration will be paid by the Company; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, (i) if the claimant prevails in such arbitration, the Company will reimburse the claimant for his reasonable legal fees and expenses incurred in bringing the arbitration, and (ii) in all other cases, as part of his award, the Arbitrator may require the Company to reimburse the claimant for all or a portion of such amounts.

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre hearing conferences as may be needed. The Company, RPAC and claimant agree that the arbitrator will have the power of subpoena process as provided by law. Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Company and the claimant or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Company and the claimant and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, the Company, RPAC and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.
The arbitrator will have no power to add to, subtract from, or modify any of the terms of the SERP, or to change or add to any benefits provided by the SERP, or to waive or fail to apply any requirements of eligibility for a benefit under the SERP. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in this SERP. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the SERP.
7.8    Receipt and Release of Necessary Information. In implementing the terms of this SERP, the RPAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the RPAC or Plan Administrator deems to be necessary for such purposes. Any person claiming benefits under this SERP will furnish to the RPAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.
7.9    Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant, Surviving Spouse or Eligible Child receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant, Surviving Spouse or Eligible Child, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, (a) withhold payment of any further benefits under the SERP until the overpayment has been collected provided that the entire amount of reduction in any calendar year does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or (b) may require repayment of benefits paid under this SERP without regard to further benefits to which the Participant, Surviving Spouse or Eligible Child may be entitled.
7.10    Change of Control. Upon a Change of Control and for the following three (3) years thereafter, if any arbitration arises relating to an event occurring or a claim made within three (3) years of a Change of Control, (i) the arbitrator will not decide the claim based on an abuse of discretion principle or give the previous RPAC decision any special deference, but rather will determine the claim de novo based on its own independent reading of the SERP; and (ii) the Company will pay the Participant's reasonable legal and other related fees and expenses by applying Section 3.1(f) of the ESP (except that if the Participant is not entitled to severance benefits under the ESP on account of the Termination of Employment that entitles the Participant to receive benefits under this SERP, the reference to the "shorter of the Severance Period or the Reimbursement Period" in the ESP will be changed to the "Reimbursement Period" only).

End of Article VII

ARTICLE VIII
AMENDMENT AND TERMINATION OF THE PLAN

8.1    Continuation. The Company intends to continue this SERP indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this SERP.
8.2    Amendment of SERP. Except as provided below, the Company, through an action of the Human Resources Committee, reserves the right in its sole and absolute discretion to amend this SERP in any respect at any time, except that upon or during the two (2) year period after any Change of Control of the Company, (a) SERP benefits cannot be reduced, (b) Articles VII, VIII and Section 9.1(b) of the SERP cannot be changed and (c) no prospective amendment that adversely affects the rights or obligations of a Participant may be made unless the affected Participant receives at least one (1) year's advance written notice of such amendment.
Moreover, no amendment may ever be made that retroactively reduces or diminishes the rights of a Participant to the benefits described herein that have been accrued or earned through the date of such amendment, even if a Termination of Employment has not yet occurred with respect to such Participant.
In addition to the Human Resources Committee, the RPAC has the right to make non-material amendments to the SERP to comply with changes in the law or to facilitate SERP administration; provided, however, that each such proposed nonmaterial amendment must be discussed with the Chairperson of the Human Resources Committee in order to determine whether such change would constitute a material amendment to the SERP.
The provisions of this Section 8.2 will not restrict the right of the Company to terminate this SERP under Section 8.3 below or the termination of an Affiliate’s participation under Section 8.4 below.
8.3    Termination of SERP. Except upon or during the two (2) year period after any Change of Control of the Company, the Company, through an action of the Human Resources Committee, may terminate or suspend this SERP in whole or in part at any time or may terminate an Agreement with any Participant at any time. In the event of termination of the SERP or of a Participant’s Agreement, a Participant will be entitled to only the vested portion of his accrued benefits under Article IV of the SERP as of the time of the termination of the SERP or his Agreement. All further vesting and benefit accrual will cease on the date of SERP or Agreement termination. Benefit payments would be in the amounts specified and would commence at the time specified in Article IV as appropriate.
Notwithstanding the foregoing, the Human Resources Committee may decide to terminate and liquidate the SERP under the following circumstances:

(a)
Corporate Dissolution or Bankruptcy. The Human Resources Committee may terminate and liquidate the SERP within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the SERP are included in Participants’ gross income in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):

(i)	The calendar year in which the SERP termination and liquidation occurs.

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii)	The first calendar year in which the payment is administratively practicable.

(b)
Change of Control. The Human Resources Committee may terminate and liquidate the SERP within the thirty (30) days preceding a Change of Control (except on account of a liquidation or dissolution of the Company) provided that all plans or arrangements that would be aggregated with the SERP under section 409A of the Code are also terminated and liquidated with respect to each Participant that experienced the Change of Control event so that under the terms of the SERP and all such arrangements the Participant is required to receive all amounts of compensation deferred under such arrangements within twelve (12) months of the termination of the SERP or arrangement, as applicable. In the case of a Change of Control event which constitutes a sale of assets, the termination of the SERP pursuant to this Section 8.3(b) may be made with respect to the Employer that is primarily liable immediately after the Change of Control transaction for the payment of benefits under the SERP.

(c)
Termination of SERP. Except upon or during the two (2) year period after any Change of Control of the Company, the Human Resources Committee may terminate and liquidate the SERP provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company or an Employer, (ii) all plans or arrangements that would be aggregated with the SERP under section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the SERP are made within twelve (12) months of the date of termination of the SERP other than payments that would be made in the ordinary course operation of the SERP, (iv) all payments are made within twenty-four (24) months of the date the SERP is terminated and (v) the Company or the Employer, as applicable depending on whether the SERP is terminated with respect to such entity, do not adopt a new plan that would be aggregated with the SERP within three (3) years of the date of the termination of the SERP.

8.4    Termination of Affiliate’s Participation. An Affiliate may terminate its participation in the SERP at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate an Affiliate’s participation in the SERP at any time by an action of the Human Resources Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the RPAC can administratively implement such termination. In the event that an Affiliate’s participation in the SERP is terminated, each Participant employed by such Affiliate will continue to participate in the SERP as an inactive Participant and will be entitled to a distribution of his vested Retirement Benefit pursuant to Article IV. An Affiliate’s participation in the SERP may not be terminated upon the occurrence of or during the two (2) year period after any Change of Control.

End of Article VIII

ARTICLE IX
CONDITIONS RELATED TO BENEFITS

9.1    No Right to Assets.

(a)
SERP Unfunded. A Participant will have only an unsecured contractual right to the amounts, if any, payable under this SERP. Neither a Participant nor any other person will acquire by reason of the SERP any right in or title to any assets, funds or property of the Employer whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Employer, in its sole discretion, may set aside in anticipation of a liability under this SERP. Any rights created under the SERP and this Agreement will be mere unsecured contractual rights of SERP participants and their beneficiaries against Employer. The fact that the Trust has been established, to assist in the payment of benefits under this SERP will not create any preferred claim by Participants or their beneficiaries on, or any beneficial ownership interest in, any assets of the Trust. The assets of the Trust and the Employer will be subject to the claims of the Employer’s general creditors under federal and state law.

(b)	Rabbi Trust. Upon a Change of Control, the following will occur:

(i)	the Trust will become (or continue to be) irrevocable;

(ii)	for ten (10) years following a Change of Control, the Trustee can only be removed as set forth in the Trust;

(iii)	if the Trustee is removed or resigns within ten (10) years following a Change of Control, the Trustee will select a successor Trustee as set forth in the Trust;

(iv)
for three (3) years following a Change of Control, the Company will be responsible for directly paying all Trustee fees and expenses, together with all fees and expenses incurred under Article VII relating to the RPAC, Plan Administrator, and SERP administrative expenses; and

(v)
any amendments to the Trust Agreement will be subject to the following restrictions: (i) certain Trust Agreement provisions may not be amended for ten (10) years following a Change of Control, as set forth in the Trust; and (ii) no such amendment will (A) change the irrevocable nature of the Trust; (B) adversely affect a Participant's rights to Retirement Benefits without the consent of the Participant; (C) impair the rights of the Company's creditors under the Trust; or (D) cause the Trust to fail to be a "grantor trust" pursuant to Code sections 671 through 679.

9.2    No Employment Rights. Nothing in this SERP will constitute a contract of continuing Employment or in any manner obligate the Employer or an Affiliate to continue the service of a Participant, or obligate a Participant to continue in the service of the Employer, and nothing in this SERP will be construed as fixing or regulating the compensation paid to a Participant.
9.3    Indebtedness. If at the time payments or installments of payments are to be made hereunder, any Participant or his Surviving Spouse or both are indebted to the Employer or an

Affiliate, then the payments remaining to be made to the Participant or his Surviving Spouse or both may, at the discretion of the RPAC, be reduced by the amount of such indebtedness; provided, that the entire amount of reduction in any calendar year does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant. An election by the RPAC not to reduce any such payment or payments will not constitute a waiver of any claim for such indebtedness.
9.4    Conditions Precedent. No Retirement Benefits will be payable hereunder to any Participant:

(a)	whose Employment with the Employer or an Affiliate, is terminated for Cause; or

(b)
except as provided in Sections 4.9(a)(i) and 4.9(a)(ii), who within three (3) years after Termination of Employment becomes an employee with or consultant to any third party engaged in any line of business in competition with the Employer or, to the extent determined by the Senior Vice President, Human Resources or Plan Administrator, an Affiliate (i) in a line of business in which Participant has performed services for the Employer or such Affiliate, or (ii) that accounts for more than ten percent (10%) of the gross revenues of the Employer or such Affiliate taken as a whole.

End of Article IX

ARTICLE X
MISCELLANEOUS

10.1    Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.
10.2    Notice. Any notice or filing required to be given or delivered to the RPAC or Plan Administrator will include delivery to or filing with a person or persons designated by the RPAC or Plan Administrator, as applicable, for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this SERP.
10.3    Validity. In the event any provision of this SERP is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of this SERP.
10.4    Applicable Law. This SERP will be governed and construed in accordance with the laws of the State of Texas.
10.5    Successors in Interest. This SERP will inure to the benefit of, be binding upon, and be enforceable by, any corporate successor to the Company or successor to substantially all of the assets of the Company.
10.6    No Representation on Tax Matters. The Company makes no representation to Participants regarding current or future income tax ramifications of the SERP.
10.7    Provisions Binding. All of the provisions of this SERP will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article X

IN WITNESS WHEREOF, this Tenth Amended and Restated Tenet Healthcare Corporation Supplemental Executive Retirement Plan has been executed this 5th day of March, 2018, effective as of April 1, 2018, except as specifically provided otherwise herein.

TENET HEALTHCARE CORPORATION

By:	/s/ Paul Slavin
Paul Slavin, Vice President, Total Rewards and Workforce Analytics

EXHIBIT A1
TENET HEALTHCARE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR PARTICIPANTS NAMED ON AND AFTER AUGUST 3, 2011- AMI SERP BENEFITS
THIS AGREEMENT is made as of __________________, _____ and supersedes [any previous agreement] [the previous agreement dated ___________, _________,] by and between TENET HEALTHCARE CORPORATION, a Nevada corporation ("Tenet"), and _____________ ("Participant").
WHEREAS, Tenet has adopted the Tenet Healthcare Corporation Supplemental Executive Retirement Plan (the "Tenet SERP") for a select group of highly compensated or management employees of Tenet and its Subsidiaries (as defined in the Tenet SERP); and
WHEREAS, Tenet has determined that Participant is currently eligible to participate in the Tenet SERP;
WHEREAS, the Tenet SERP requires that an agreement be entered into between Tenet and Participant setting out certain terms and benefits of the SERP as they apply to the Participant;
WHEREAS, Participant has also been a participant in the American Medical International, Inc. Supplemental Executive Retirement Plan (the "AMI SERP") and the American Medical International, Inc. Pension Plan (the "AMI Pension Plan") and has a frozen benefit under both plans as of December 31, 1995; and
WHEREAS, the amount of the benefits payable to Participant under the Tenet SERP will be reduced or offset by the benefits payable to Participant under the AMI SERP and the AMI Pension Plan.
NOW, THEREFORE, Tenet and Participant hereby agree as follows:

1.
Calculation of Benefits. The Tenet SERP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties will be bound by and have the benefit of each and every provision of the Tenet SERP, as amended from time to time, EXCEPT that when benefits become payable under the Tenet SERP, the amount of benefits calculated under the Tenet SERP will include an offset of the benefits earned under the AMI SERP and AMI Pension Plan as of December 31, 1995, in addition to offset provided by the Retirement Benefits Adjustment Factor shown in item 3 below. For purposes of determining the offset attributable to the AMI SERP and the AMI Pension Plan, the amount of Participant’s benefits under the Tenet SERP, the AMI SERP and the AMI Pension Plan will be calculated as of Participant’s normal retirement date, as defined in such plans, and the offset will be determined accordingly using the actuarial factors and assumptions specified in the applicable plans.

In addition, the provisions of Section 2.20 regarding the crediting of age and Years of Service during the severance period under the Severance Plan will not apply (i.e., the Participant will not be credited with age and Years of Service during the severance period and instead his eligibility for an Early Retirement Benefit will be determined as of the date of his Termination of Employment). The parties will be bound by and have the benefit of each and every applicable provision of the Tenet SERP. Participant’s benefits under the AMI SERP and AMI Pension Plan will be paid to Participant pursuant to the terms of such plans.

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Participant’s benefits under the Tenet SERP, as calculated pursuant to this item 1, will be paid in accordance with the terms of the Tenet SERP and this Agreement.

2.
Participant Data for Benefit Calculation Purposes. Participant was born on____________________, and his or her present employment with Tenet or an Employer, (i) for purposes of determining "Years of Service," under the Tenet SERP began on _________________, (ii) for purposes of determining vesting under Section 4.3 of the Tenet SERP began on ______________. [In addition, Participant will be credited with [earnings for Final Average Earnings purposes][age and service for vesting purposes] for his employment with _______________________ who is an Affiliate who has not adopted the SERP as an Employer.]

A "Domestic Partner," as defined under the Criteria for Domestic Partnership Status under the Tenet Employee Benefit Plan, will be treated as the Participant’s spouse for purposes of the Tenet SERP.
Participant's spouse/Domestic Partner (please circle which applies):
______________________________________ was born on _____________.
Participant's Eligible Children under the age of 21 and their dates of birth are as follows:

Name	Birth Date

Participant agrees to notify the Vice President, Compensation, Benefits and Corporate HR of Tenet promptly from time to time of any change in his or her spouse, Domestic Partner or Eligible Children.

3.
Retirement Benefit Plans Adjustment Factor. Participant's "Retirement Benefit Plans Adjustment Factor" under Article II of the Tenet SERP as of the date of this Agreement is _________ percent. The Retirement Benefit Plans Adjustment Factor will be recalculated each year and may differ from the percent set forth in this item 3.

4.
Payment of Tenet SERP Benefits. Except as provided in the SERP, payments under the Tenet SERP will begin not later than the first day of the calendar month following the occurrence of an event which entitles Participant (or his or her Surviving Spouse (including a Domestic Partner pursuant to item 2 herein) or Eligible Children) to payments under the Tenet SERP. Any benefits payable to a Participant by reason of a Termination of Employment will be subject to the six (6) month delay applicable to Key Employees.

5.
Dispute Resolution. Any dispute or claim for benefits under the Tenet SERP must be resolved through the claims procedure set forth in Article VII of the Tenet SERP which procedure culminates in binding arbitration. By accepting the benefits provided under the

A1-2

Tenet SERP, Participant hereby agrees to binding arbitration as the final means of dispute resolution with respect to the Tenet SERP.

6.	Successors and Assigns. This Agreement will inure to the benefit of and be binding upon Tenet and its successors and assigns and Participant and his or her beneficiaries.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on ___________________, 20__.

PARTICIPANT		TENET HEALTHCARE CORPORATION

By:
Senior Vice President, Human Resources

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EXHIBIT A2
TENET HEALTHCARE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR PARTICIPANTS NAMED ON AND AFTER AUGUST 3, 2011
THIS AGREEMENT is made as of __________________, _____ [and supersedes] [any previous agreement] [the previous agreement dated ___________, _________,] by and between TENET HEALTHCARE CORPORATION, a Nevada corporation ("Tenet"), and _____________ ("Participant").
WHEREAS, Tenet has adopted the Tenet Healthcare Corporation Supplemental Executive Retirement Plan (the "Tenet SERP") for a select group of highly compensated or management employees of Tenet and its Subsidiaries (as defined in the Tenet SERP); and
WHEREAS, Tenet has determined that Participant is currently eligible to participate in the Tenet SERP; and
WHEREAS, the Tenet SERP requires that an agreement be entered into between Tenet and Participant setting out certain terms and benefits of the SERP as they apply to the Participant.
NOW, THEREFORE, Tenet and Participant hereby agree as follows:

1.
Incorporation of Tenet SERP Terms. The Tenet SERP is hereby incorporated into and made a part of this Agreement as though set forth in full herein; provided, however, that the provisions of Section 2.20 regarding the crediting of age and Years of Service during the severance period under the Severance Plan will not apply (i.e., the Participant will not be credited with age and Years of Service during the severance period and instead his eligibility for an Early Retirement Benefit will be determined as of the date of his Termination of Employment). The parties will be bound by and have the benefit of each and every applicable provision of the Tenet SERP. Participant’s benefits under the Tenet SERP will be calculated and paid pursuant to the terms of the Tenet SERP and this Agreement.

2.
Participant Data for Benefit Calculation Purposes. Participant was born on____________________, and his or her present employment with Tenet or an Employer, (i) for purposes of determining "Years of Service," under the Tenet SERP began on _________________, (ii) for purposes of determining vesting under Section 4.3 of the Tenet SERP began on ______________. [In addition, Participant will be credited with [earnings for Final Average Earnings purposes][age and service for vesting purposes] for his employment with _______________________ who is an Affiliate who has not adopted the SERP as an Employer.]

A "Domestic Partner," as defined under the Criteria for Domestic Partnership Status under the Tenet Employee Benefit Plan, will be treated as the Participant’s spouse for purposes of the Tenet SERP.
Participant's spouse/Domestic Partner (please circle which applies):
______________________________________ was born on _____________.

A2-1

Participant's Eligible Children under the age of 21 and their dates of birth are as follows:

Name	Birth Date

Participant agrees to notify the Vice President, Compensation, Benefits and Corporate HR of Tenet promptly from time to time of any change in his or her spouse, Domestic Partner or Eligible Children.

3.
Retirement Benefit Plans Adjustment Factor. Participant's "Retirement Benefit Plans Adjustment Factor" under Article II of the Tenet SERP as of the date of this Agreement is _________ percent. The Retirement Benefit Plans Adjustment Factor will be recalculated each year and may differ from the percent set forth in this item 3.

4.
Payment of Tenet SERP Benefits. Except as provided in the SERP, payments under the Tenet SERP will begin not later than the first day of the calendar month following the occurrence of an event which entitles Participant (or his or her Surviving Spouse (including a Domestic Partner pursuant to item 2 herein) or Eligible Children) to payments under the Tenet SERP. Any benefits payable to a Participant by reason of a Termination of Employment will be subject to the six (6) month delay applicable to Key Employees.

5.
Dispute Resolution. Any dispute or claim for benefits under the Tenet SERP must be resolved through the claims procedure set forth in Article VII of the Tenet SERP which procedure culminates in binding arbitration. By accepting the benefits provided under the Tenet SERP, Participant hereby agrees to binding arbitration as the final means of dispute resolution with respect to the Tenet SERP.

6.	Successors and Assigns. This Agreement will inure to the benefit of and be binding upon Tenet and its successors and assigns and Participant and his or her beneficiaries.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on ___________________, 20__.

PARTICIPANT		TENET HEALTHCARE CORPORATION

By:
Senior Vice President, Human Resources

A2-2

EXHIBIT B
UPDATE TO TENET HEALTHCARE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AGREEMENT WITH PARTICIPANT
[This Update is to be provided and apply to each Active Participant who has an existing Agreement on December 31, 2013]
THIS UPDATE ("Update") amends the Agreement ("Agreement") previously entered into between _______________________ ("Participant") and Tenet Healthcare Corporation ("Tenet") with respect to Participant's benefits under the Tenet Healthcare Corporation Supplemental Executive Retirement Plan (the "SERP"). Capitalized terms used in this Update that are not defined herein or in Participant's Agreement will have the meaning set forth in the SERP.

1.
Tenet recently updated the SERP provisions regarding calculation of the Existing Retirement Benefit Plans Adjustment Factor to provide for the annual calculation of such factor using a projection of the benefits payable to participants under the Social Security regulations and Retirement Plans in effect at the time the benefit calculation is performed. Further, for purposes of determining a participant's benefits under the Retirement Plans, the projected benefit will be measured from the participant's date of hire. In connection with this update, the name of such factor was changed to the "Retirement Benefit Plans Adjustment Factor."

2.
In order to avoid any reduction in Participant’s benefits accrued under the SERP as of December 31, 2013 application of the updated calculation will be done on a grandfathered basis so that the factor will never be greater (but could be less) than the Existing Retirement Benefit Plans Adjustment Factor set forth in Participant’s Agreement.

3.	The provisions of this Update are effective December 31, 2013. In all other respects the terms of Participant’s Agreement remain in effect.

B-1